Exhibit 14.1

CODE OF CONDUCT

It is a condition of employment that each employee accept responsibility for complying with the Code of Conduct, the employee handbook, and all applicable policies.  The employment relationship between you and our Company is “at will”.  The Code of Conduct does not create a contract between you and our Company.  We reserve the right to change, suspend or terminate any of our policies with or without notice.

Welcome

How to Use this Code

SECTION 1: OUR VALUES STATEMENT

SECTION 2: Getting Help and Getting Answers

Speaking Up
Confidentiality
Taking Action

SECTION 3: A Great Place to Work:

Workplace Business Conduct
We provide equal employment opportunity
Our workplace must be free from harassment
A safe and healthy workplace is everyone’s responsibility
We do not tolerate violent behavior
We keep private information private
We protect company property and resources
We use the Internet wisely

SECTION 4:	A Great Place to do Business:

Marketplace Business Conduct
Ethical conduct is more than obeying the law
We keep accurate books and records
We strive to satisfy our customers
We avoid conflicts of interest
We use good judgment with gifts
We never give or accept bribes or kickbacks
We use vendors and suppliers who best meet our needs
We cooperate with internal investigations
We compete fairly and lawfully
We take care in gathering business information
We never use inside information to buy or sell stocks

SECTION 5: Talking about Business Conduct

CONCLUDING COMMENTS

The employment relationship between you and our company is “at will”.  This means that your employment relationship is not guaranteed for any period of time and can end at any time.  This Code of Conduct and the guidelines it contains do not create a contract between you and our company.  We reserve the right to change, suspend, or terminate any of our policies, with or without advance notice to you.  Your failure to abide by these business practices and standards may result in corrective action, up to and including termination of your employment.  Questions about our company’s compliance and business conduct program may be directed to the Compliance Officer at 281-634-8217 or by contacting the Compliance Helpline at 1-xxx-xxx-xxxx.

Welcome

We are pleased to present our Code of Conduct.  It summarizes our most important rules about conducting our business.  The Code does not replace our company’s policies, procedures, and work rules. Those documents provide a more complete explanation of our standards.

We want our company to succeed, now and in the future.  How we conduct our business is particularly important in defining our success.  This is why we have established a compliance and business conduct program.  Our program helps define our commitment to business conduct that is consistent with OUR VALUES.

It all comes down to conduct that reflects OUR VALUES.

Our Code of Conduct helps define our expectations of how we conduct our business.  Our Code establishes our commitments to each other and to our customers.

HOW TO USE THIS CODE

This Code is the key to understanding our company’s expectations about business conduct.  Each section of the Code discusses an aspect of proper business conduct.  Our goal is to make our expectations clear.  You will find key points that can help guide you in making sound judgments about your on-the-job actions.

Because our business changes constantly, this Code will change over time.  We want to hear your suggestions about improving our Code.  Please send your comments to the Compliance Officer, 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478.

SECTION ONE

Our Values Statement

IN MOST SITUATIONS, OUR PERSONAL VALUES GUIDE US TO THE RIGHT DECISION. WITHIN OUR BUSINESS, WE BELIEVE THAT THIS VALUES STATEMENT GUIDES OUR DECISIONS, ACTIONS, AND CONDUCT.

The following statement of OUR VALUES guides our work as employees.  OUR VALUES are the unifying foundation of our company.  We strive to ensure that every decision we make and action we take demonstrates OUR VALUES.  We believe that putting OUR VALUES into practice creates lasting benefits for all of our employees, shareholders, and the communities we live in.

WE VALUE OUR EMPLOYEES…

We treat one another with respect.  We recognize the dignity and contributions of each individual and the creativity that results from the diversity of individuals and ideas.  We strive to communicate clear expectations to each other as well as how each of us performs.  We are committed to an environment of trust, teamwork, challenge, and development.  We endeavor to communicate with each other in frank, fearless, and constructive ways.

WE STRIVE TO DELIVER CUSTOMER SATISFACTION…

We have valued customers, whether they are consumers, other businesses, our shareholders, or one another.  We believe in respecting our customers, appreciating their requirements, understanding their expectations, and satisfying them with distinction.

WE REGARD OUR SUPPLIERS AS ESSENTIAL TEAM MEMBERS…

We treat our suppliers with the same respect that we show to our customers and employees.  Our suppliers deserve fair treatment and honest feedback on their performance and products.

WE ARE ACCOUNTABLE FOR THE QUALITY OF OUR WORK…

We enthusiastically develop and provide superior products and services with distinction.  We deliver excellence while constantly seeking ways to improve our knowledge, skills, and the way we perform our jobs both individually and collectively.  Each of us is accountable for the quality of whatever we do.

WE DEMONSTRATE INTEGRITY IN ALL WE DO…

We are personally accountable for the highest standards of integrity.  We measure our actions not only by what is legal, but also by the highest standards of ethics that ensure fair and honorable actions.  We are responsible, reliable, and truthful.

WE PROVIDE LEADERSHIP AS A COMPANY AND AS INDIVIDUALS…

We are all leaders.  We are dedicated to achieving excellence through the loyal efforts of talented and enthusiastic employees.  Our continued success requires taking full advantage of the rich backgrounds and abilities of our employees and rewarding their achievements.  We embrace change as an opportunity to fulfill our potential.  We lead through competence, innovation, teamwork, and an eagerness to excel.

WE CREATE AN ENVIRONMENT OF FUN AND PRIDE…

We provide a work environment that challenges each of us to excel in all we do.  Yet, we embrace the necessity for also achieving a high level of happiness and fun in all that we do.  We are proud to be part of this organization.

SECTION TWO

Getting Help and Answers

YOU HAVE MANY PLACES TO GET HELP.  TALK WITH YOUR SUPERVISOR OR MANAGER FIRST.  YOU DON’T HAVE TO MAKE TOUGH DECISIONS ALONE.

As individuals and as a company, we are responsible for upholding the laws that govern our business.  We are also responsible for creating a work environment that is guided by OUR VALUES.  When we see something that does not follow OUR VALUES, this Code, or our legal obligations, we should speak up.  Otherwise, we do not improve and correct our shortcomings.  There are many resources where you can turn for help and support.  Remember, you don’t need to make tough decisions alone.

SPEAKING UP

Don’t hesitate to ask a question about business conduct.  You will not be disciplined or retaliated against for asking questions or making good faith reports.  Good faith does not mean that you are always right --- but it does mean that you sincerely believe that you are telling the truth about a situation.

As a first step, always talk with your supervisor or manager.  If that is uncomfortable or impractical, you may contact a member of executive management, your Human Resources Manager, the Legal Department, or the Compliance Officer.

You can also call our Employee Helpline, at 1-xxx-xxx-xxxx, a confidential telephone answering service.  You may call the Helpline to ask a question, express a concern, or report a violation of laws or our policies.  An independent organization answers this telephone line twenty-four hours a day, seven days a week.  Every call to our Employee Helpline is handled promptly, discreetly, and professionally.  We can provide answers to questions about business conduct.  We will also investigate reports of unethical or illegal conduct reported through the Helpline.

CONFIDENTIALITY

Within our company, we hold in confidence all conversations about ethics, compliance and business conduct, consistent with OUR VALUES and legal obligations.  Calls to the Employee Helpline are confidential and cannot be traced.  You may choose to leave your name and telephone number or you may remain anonymous when you place a call to the Employee Helpline.

Sometimes it may be necessary to know your identity in order to resolve your concern.  We will tell you when that is the case.  You should understand that anonymous reports about conduct contrary to our Code can be difficult to investigate thoroughly.  Notwithstanding, disclosure of your identity is still your choice.

TAKING ACTION

We take our business conduct commitments very seriously.  We will investigate all reported concerns.  If we find violations of our business conduct standards, we will take action.  We will resolve individual situations where our standards were not followed.  We will also make changes so that similar problems do not occur again.  Violations of our standards can lead to disciplinary actions, up to an including termination from employment.

BEFORE YOU CALL THE HELPLINE, ASK YOURSELF THESE QUESTIONS:

1.             Am I comfortable identifying myself or do I want to remain anonymous?

2.             Can I tell the story clearly?

3.             Can I ask my questions clearly?

4.             Can I provide details that will help the company respond quickly and thoroughly?

5.             Do I have a recommendation to give the company?

SECTION THREE

A Great Place to Work:

Workplace Business Conduct

TOGETHER, WE CREATE OUR WORK ENVIRONMENT --- A GREAT PLACE FOR EVERYONE.

When we work together, we make a lasting contribution to our company and to our communities.  We are all on the same team --- others depend upon us to do our jobs and we count on them to do theirs.

WE PROVIDE EQUAL EMPLOYMENT OPPORTUNITY

We strive to provide an environment where all employees can work free from inappropriate discrimination.  We are committed to fair and equitable human resources policies and practices in all aspects of employment, including recruiting, hiring, evaluation, training, discipline, work assignments, career development, compensation, promotion, and termination.

Each employee has the right to be treated with respect as an individual, without regard to race, color, sex, religion, age, sexual orientation, national origin, marital status, disability, veteran status, or other legally protected status.  We will not tolerate disrespect or discrimination based on these personal characteristics.

OUR WORKPLACE MUST BE FREE FROM HARASSMENT

Each of us must maintain a work environment that is free from discrimination and harassment.  Behavior that unreasonably disrupts another person in his or her work is harassment.  We will not tolerate harassment of another employee, customer, or vendor, in particular harassment that is based on race, color, sex, religion, age, sexual orientation, national origin, marital status, disability, veteran status, or other legally protected status.  Derogatory remarks, slurs, jokes, or gestures that poke fun at others will not be tolerated.  Sexual harassment is prohibited.

Here are some examples of inappropriate action:

•                  Requests for dates, sexual favors, or other verbal or physical conduct of a sexual nature that are a condition of employment or are used as the basis for employment decisions.

•                  An intimidating, offensive, or hostile work environment created by unwelcome sexual advances, offensive jokes, or other offensive verbal or physical behavior.

You have many resources to turn to for advice or to report harassing behavior (See Section Two).

A SAFE AND HEALTHY WORKPLACE IS EVERYONE’S RESPONSIBILITY

Each of us is responsible for observing safety rules, policies, laws, and regulations.  A safe and healthy workplace allows everyone to do quality work and perform with excellence.  Be careful how you dispose of environmentally sensitive materials.  You may not carry any licensed or unlicensed weapon in company offices or workplaces.  Immediately report any unsafe conditions or accidents to your supervisor, manager, or the Human Resources manager.

We expect your full concentration while on the job.  You must report to work able to do your job, free from the effects of illegal drugs or alcohol.  You may not use, possess, purchase, distribute or be impaired by illegal drugs while working for us.

We reserve the right to test employees when we suspect illegal drug use or alcohol abuse to see if they are fit and able to do their jobs.  We reserve the right to search personal or company property at any time to enforce our standards.

Members of executive management may approve the serving of alcohol at company-sponsored events.  At these kinds of events you represent both yourself and the company.  If you attend, you should act responsibly.

WE DO NOT TOLERATE VIOLENT BEHAVIOR

Our company provides a safe workplace.  We will not tolerate workplace violence or threats of any kind --- whether committed by or against our employees.  Behaviors like the following are prohibited: making threatening remarks, causing physical injury to another person, intentionally damaging someone else’s property, or acting aggressively in a manner that causes someone else to fear injury.

Use good judgment and inform your manager, the Human Resources manager or the Legal Department if you observe behavior that could be dangerous.

WE KEEP PRIVATE INFORMATION PRIVATE

Our company is very careful with private and confidential information.  There are several kinds of confidential information that we protect:

EMPLOYEE INFORMATION

Employee records, such as employment records, home addresses and telephone numbers, financial data, and medical records, are confidential and used only for business purposes.  We will handle your private information with care.

CUSTOMER INFORMATION

Our customers trust us with one of their most important assets --- their personal information.  We reveal our customers’ personal information only to another company representative who needs this information for legitimate business reasons when permitted by law or where the law requires disclosure.

OUR COMPANY’S INFORMATION

We carefully protect our own company’s confidential and proprietary information.  You may discuss confidential company information only with authorized individuals.  You must safeguard our confidential information even after you have left our company, and you should return or destroy any copies you may have.

INFORMATION FROM OTHER COMPANIES

On occasion, we obtain the confidential and proprietary information of other companies with which we do business.  We will safeguard their confidential and proprietary information with the same care we give to our own company’s information.

INTELLECTUAL PROPERTY

Our intellectual property is just as valuable as our other tangible assets, and in many respects is more valuable.  This includes our trademarks, service marks, copyrights, patents, trade secrets, and proprietary software and hardware.  Do not disclose business ideas, processes, negotiations, unannounced products, or commercially sensitive data (such as pricing, financial data, marketing plans, technical data, or research data) to anyone outside of the company unless they have a legitimate right and need to know.   Please contact the Legal Department to confirm the existence of, or obtain a Non-Disclosure Agreement prior to making any such disclosure of confidential or proprietary information.  When you leave our company, you must return our intellectual property and confidential information, and keep it confidential.

WE PROTECT COMPANY PROPERTY AND RESOURCES

You are given company resources to help you do your job.  Each of us is responsible for safeguarding company funds, information, tools, and property.  Be careful to prevent theft, loss, or damage to our property.

Our communications and computer systems (including e-mail, the Internet, and telephones) are business tools and should be used for business purposes.  Every employee is responsible for using the Company’s computer system, including, without limitation, its electronic mail (E-mail) system and the Internet (collectively, the “Computer System”), properly and in accordance with Company policies. Employees should be aware of, among other matters, the following:

1. The Computer System Is Company Property

The computers that employees are provided or have access to for work and the E- mail system are the property of the Company and have been provided for use in conducting Company business. All communications and information transmitted by, received from, created or stored in its Computer System (whether through word processing programs, E-Mail, the Internet or otherwise) are Company records and property of the Company.

2. No Expectation of Privacy

The Company has the right, but not the duty, for any reason and without the permission of any employee, to monitor any and all of the aspects of its Computer System, including, without limitation, reviewing documents created and stored on its Computer System, deleting any matter stored in its system, monitoring sites visited by employees on the Internet, monitoring chat and news groups, reviewing material downloaded or uploaded by users from the Internet, and reviewing E-Mail sent and received by users. Employees should not have an expectation of privacy in anything they create, store, send or receive on the Computer System.

3. Professional Use of Computer System Required; Other Policies Apply

Employees are reminded to be courteous to other users of the system and always to conduct themselves in a professional manner. The Company’s policies against discrimination and harassment (sexual or otherwise) apply fully to the Company’s Computer System, and any violation of those policies is grounds for discipline up to and including discharge.

4. Offensive and Inappropriate Material; Illegal Activities

Company policies prohibit using the Company’s Computer System to send or receive messages or files that are illegal, sexually explicit, abusive, offensive or profane.

5. Solicitations

The Company’s Computer System may not be used to solicit for religious or political causes, commercial enterprises, outside organizations, or other activities not related to an employee’s services to the Company.

6. Copyrights and Trademarks

The Company’s Computer System may not be used to send (upload) or receive (download) copyrighted materials, trade secrets, proprietary financial information, or similar materials.

7.  Document Retention

The space available for the storage of Company documents, both on paper and electronic, is limited and expensive. Therefore, periodic discarding of documents is necessary. On the other hand, there are legal requirements that certain records be retained for specific periods of time. Before disposing of documents, employees should consult the Company Records Retention Policy. Employees who are unsure about the need to keep particular documents should consult with their supervisor, so that a judgment can be made as to the likelihood that the documents will be needed.

Whenever it becomes apparent that documents of any type will be required in connection with a lawsuit or government investigation, all possibly relevant documents should be preserved, and ordinary disposal or alteration of documents pertaining to the subjects of the litigation or investigation should be immediately suspended. If an employee is uncertain whether documents under his or her control should be preserved because they might relate to a lawsuit or investigation, he or she should contact the Legal Department.

WE USE THE INTERNET AND PHONE SYSTEM WISELY

When used wisely, the Internet is a communications tool that can help you do your job more efficiently.  However, do not use the Internet to access sites that are offensive to others.  We are especially concerned about employees who misuse the Internet to access Web sites and chat groups that focus on racism, bigotry, gambling, pornography, or incite others toward violence or intolerance.  Your use of the Internet should not harm productivity, embarrass our company, or interfere with your regular work duties.

Your use may be monitored at any time without your prior approval.  We expect you to use only properly licensed and approved software on our computers and to abide by all license terms.  When you use e-mail or the Internet, your activity can be monitored and traced back to you.  Don’t put anything into an electronic message that you would not want to read later on paper.  If you receive an offensive e-mail message, do not forward it to someone else.  If the e-mail comes from a non-business acquaintance, delete it from your computer.  If the e-mail comes from someone in the company or from someone with whom we do business, notify the Human Resources Department or the Legal Department.

On occasion and within reasonable limits, you may use company telephones or other resources, such as e-mail, the Internet, voice mail, faxes and computers, for necessary personal reasons.  Unauthorized use of long-distance telephone service should be avoided.

SECTION FOUR

A Great Place to Work:

Marketplace Business Conduct

GOOD COMPANY CONDUCT IS SIMPLY GOOD BUSINESS.

Certain rules govern how we conduct our business.  These rules include legal requirements, OUR VALUES, company policies and procedures.  These standards clearly define our expectations of how we relate to each other, our customers, suppliers, consultants, and our shareholders.

ETHICAL CONDUCT IS MORE THAN OBEYING THE LAW

Complying with the law is only a part of our responsibilities.  Obeying the law is the minimum standard that guides us.   We consider not only what the law permits us to do, but also what is the right thing to do.

WE KEEP ACCURATE BOOKS AND RECORDS

We maintain accurate, honest, and complete books, records, reports, and time sheets.  All financial transactions should be promptly and accurately recorded in our books.  All employees with supervisory duties should establish and implement appropriate internal accounting controls over all areas of their responsibility to ensure the safeguarding of the assets of the Company and the accuracy of its financial records and reports.  We have adopted controls in accordance with internal needs and the requirements of applicable laws and regulations. These established accounting practices and procedures must be followed to assure the complete and accurate recording of all transactions. All employees, within their areas of responsibility, are expected to adhere to these procedures, as directed by appropriate supervisors, managers and executive management.

Any accounting adjustments that materially depart from GAAP must be approved by the audit committee and reported to our independent auditors. In addition, all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other relationships of the Company with unconsolidated entities or other persons that may have material current or future effects on the financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses must be disclosed to the audit committee and our independent auditors.

No employee or director may interfere with or seek to improperly influence, directly or indirectly, the auditing of our financial records. Violation of these provisions shall result in disciplinary action, up to and including termination, and may also subject the violator to substantial civil and criminal liability.

If an employee becomes aware of any improper transaction or accounting practice concerning the resources of the Company, he or she should report the matter immediately to his or her supervisor or to a member of the audit committee. Employees may also file a confidential, anonymous complaint through the Employee Helpline if they have information regarding questionable accounting or auditing matters. There will be no retaliation against employees who disclose questionable accounting or auditing matters.

WE STRIVE TO SATISFY OUR CUSTOMERS

We are committed to great customer service and support.  By treating our customers with respect, we earn their loyalty.  We show our commitments to our customers when we treat them as we would like to be treated.

WE AVOID CONFLICTS OF INTEREST

A conflict of interest can arise when your private interests interfere --- or appear to interfere --- with our company’s business.  Conflicts of interest should be avoided because they impair your ability to make objective decisions for our company.  The divided loyalty caused by a conflict of interest can result in personal harm and could damage our company’s reputation.

Generally, when we disclose the circumstances that create a conflict of interest, we can avoid or cure the problem.  Our goal is to work with you to avoid conflicts of interest or their appearance.  If you think a conflict of interest may exist, contact the Compliance Officer or the Legal Department.  You should disclose the facts surrounding the situation, explain the potential conflict, and work with them to eliminate, avoid, or mitigate conflicts of interest.

Conflicts of interest can arise in many common situations:

FINANCIAL/MANAGEMENT INTERESTS

If you have a substantial financial interest in our suppliers, competitors, customers, or partners, you should not remain in a decision-making role effecting them.  For a publicly-traded company, a substantial financial interest means owning more than 5% of the publicly traded stock.  You should disclose any organizational interests or management positions that you hold in our suppliers, competitors, and customers.  If you are involved in a purchasing or selection decision on behalf of our company, and you have any financial interest in one of the vendors, you should disclose the facts to a member of the executive management, the Compliance Officer, or the Legal Department.  You should excuse yourself from decision-making related to that transaction.

OUTSIDE EMPLOYMENT

Before you accept outside employment (including consulting, second jobs, and ‘moonlighting’), consider carefully whether this will create a conflict of interest with your work at our company.  Your work here requires your full attention.

Rarely can employees work full-time for our company and engage in extensive outside employment.  You may not work or consult for our competitors, suppliers, subcontractors, or customers.  If you have any questions about whether to take an outside job, talk to your supervisor or manager to get advice.

WE USE GOOD JUDGMENT WITH GIFTS

We may give gifts, favors, or other entertainment that reasonably complement a regular business relationship.  Gifts of modest value are generally appropriate.  However, we never want to give a gift that could embarrass those with whom we do business.

You may give business-related gifts where there is a clear and sound business purpose and when the gift is consistent with our business strategy.  Never offer a gift if it is against the law or violates the policy of the recipient’s company.  You must talk to the Legal Department before giving gifts of any kind to a government official.

You may accept gifts, favors, entertainment, meals or other social invitations that are part of normal business practices and that are of modest value.  You should never accept a gift that could influence your decision-making on behalf of our company.  You should also refuse any gift if it might appear to others that your good judgment was influenced improperly.

WE NEVER GIVE OR ACCEPT BRIBES OR KICKBACKS

It is never right to give or accept a bribe or kickback.  A kickback is the giving or accepting of money, fees, commissions, credits, gifts, favors, or anything of value provided directly or indirectly in return for favorable treatment.

It goes against OUR VALUES when an employee makes or receives any kind of hidden payment or enters into any side letters or undocumented agreements in order to influence the recipient’s judgment about our products or services.

WE USE VENDORS AND SUPPLIERS WHO BEST MEET OUR NEEDS

We carefully follow our policies on choosing vendors.  We select the vendor, supplier, or contractor whose bid is most responsive to our needs.  Selection decisions are based on objective information such as value, quality, price, technical excellence, service, reputation, experience, and capacity.  Please feel free to share this Code with our vendors, suppliers, and consultants so that they understand our expectations.

WE COOPERATE WITH INTERNAL INVESTIGATIONS

If you know about a violation of the law, our policies, or this Code, let your manager know.  The Legal Department or the Employee Helpline can also help you.  You will be asked for details so we can investigate the situation.  Cooperation with an internal investigation is expected from everyone.  Your identity will remain confidential, consistent with OUR VALUES and legal obligations.  When everyone pitches in and takes responsibility for workplace and marketplace conduct, everyone benefits.

WE COMPETE FAIRLY AND LAWFULLY

Healthy competition is the cornerstone of a vibrant economy.  We compete vigorously in an ethical and legal manner.

Our country has antitrust laws that protect fair competition.  We do not make false, misleading or inaccurate statements about our products or those of our competitors.  We do not engage in practices that limit trade or exclude competitors from the marketplace.  We do not talk with our competitors to fix prices, set production levels, boycott customers or suppliers, or limit the sale of our products and services.  Any attempt to discuss a topic that raises such antitrust issues should receive this explanation, “We do not engage in such conversations.”  If the person tries to pursue the discussion, you should leave the room and immediately contact the Legal Department.

WE TAKE CARE IN GATHERING BUSINESS INFORMATION

We need to understand as much as possible about our marketplace.  Properly gathered business information is valuable.  We gather information about our competitors only from public sources that are freely available to others.  We will not obtain a competitor’s information through unlawful or unethical means, such as theft or spying.

WE NEVER USE INSIDE INFORMATION TO BUY OR SELL STOCKS

You may learn of significant inside information about other companies involved in our business as a competitor, vendor, consultant, partner, or customer before such information is released to the general public.  Inside information is information that is not generally available to the public and that could appear to be material when someone is deciding about buying or selling a company’s stock.

Insider trading means using this kind of non-public information to achieve an unfair advantage in buying or selling shares of a company.  It is illegal for you to buy or sell stock based on inside information.  It is also illegal for you to pass inside information on to someone else to buy or sell stock, even if you receive no financial benefit.

SECTION FIVE

Talking about Business Conduct

EACH OF US WILL FACE DIFFICULT SITUATIONS.  TALKING THROUGH PROBLEMS IS OFTEN THE BEST APPROACH.

We know that things aren’t always as simple as we would like.  This Code introduces our basic rules of business conduct and supplements our policies, procedures, and guidelines.  However, no written Code can answer all of the situations you will meet as you go about your job.  Use this Code as a tool to help you make sound decisions.  Never hesitate to seek help.

All employees have a responsibility to understand and follow the Code of Conduct. In addition, all employees are expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code of Conduct. A violation of this Code of Conduct may result in appropriate disciplinary action including the possible termination from employment with the Company, without additional warning.

The Board of Directors of NEON Systems has the exclusive responsibility for the final interpretation of the Code of Conduct. The Code of Conduct may be revised, changed or amended at any time by the Board of Directors of NEON Systems.

We always encourage you to talk to your supervisor or manager about business conduct questions.  If this is uncomfortable, you have many other resources in our company where you can ask for help and guidance.

You are a very important part of our company’s success.  By thinking and acting in ways that support OUR VALUES, we can create a company of which we all can be proud.

CONCLUDING COMMENTS

YOU HAVE MANY RESOURCES TO TURN TO…

•                  YOUR MANAGER

•                  THE CODE OF CONDUCT

•                  COMPANY POLICIES, PROCEDURES, AND WORK RULES

•                  EMPLOYEE HELPLINE

•                  HUMAN RESOURCES DEPARTMENT

•                  LEGAL DEPARTMENT

•                  EXECUTIVE MANAGEMENT

•                  COMPLIANCE OFFICER

WE KNOW THAT IT IS NOT ALWAYS EASY TALKING ABOUT DIFFICULT SITUATIONS --- WITH YOUR MANAGER, OTHER EMPLOYEES, OR ANYONE OUTSIDE THE COMPANY.  HERE ARE SOME TIPS TO HELP YOU:

1.             Talk to each other with respect and openness.

2.             Focus on the situation, issue, or problem --- not on the person.

3.             Be clear about what has happened and your expectations for moving forward.

4.             Take the initiative to make things better.

5.                                       Reach understanding about a solution that will work for everyone involved and which demonstrates OUR VALUES.

IMPORTANT NAMES AND TELEPHONE NUMBERS

Compliance Officer:  Brian D. Helman – brian.helman@neonsys.com, 281-634-8301

Legal Department:    Shelby R. Fike – shelby.fike@neonsys.com, 281-634-8217

Human Resources:  Carol Rudolph – carol.rudolph@neonsys.com, 281-634-8305

Employee Helpline: 1-xxx-xxx-xxxx, anonymous@neonsys.com